Exhibit 99.1

News Release

LCA-Vision Reports First Quarter Financial Results

CINCINNATI (April 30, 2013) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three months ended March 31, 2013.

First Quarter 2013 Financial and Operating Highlights (all comparisons are with the first quarter of 2012)

•	Revenues were $28.3 million compared with $36.1 million; adjusted revenues were $27.9 million compared with $35.3 million.

•	Procedure volume was 16,272 compared with 20,987.

•

Operating income was $1.0 million compared with $3.8 million; adjusted operating income was $0.7 million compared with $3.0 million. The decline in operating income and adjusted operating income for the first quarter of 2013 reflected lower procedure volume and revenues, a decrease in spending on marketing and advertising, lower vision center direct costs, lower general and administrative costs and $0.2 million in restructuring charges.

•	Marketing cost per eye increased to $404 compared with $326 despite lower marketing and advertising expense.

•	Net income was $1.2 million or $0.06 per share, compared with $3.8 million or $0.20 per share.

•	Cash and investments totaled $33.0 million as of March 31, 2013, compared with $34.5 million as of December 31, 2012.

The company provides adjusted revenues and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“Despite the significant decline in procedure volume from the prior year, we reported net income for the quarter due to cost-management initiatives that lowered our breakeven level,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze. “Multiple issues negatively impacted procedure volume during the quarter. The Consumer Confidence Index slid compared with the comparable quarters in 2012 and 2011. Based on discussions with industry sources, we believe that procedure volume for the laser vision correction market as a whole declined by 12% to 16% for the quarter. Also as we previously announced, we entered 2013 with a significant deficit in procedure bookings compared with the first quarter of 2012, in which year-over-year procedure volume grew 11%, making for a difficult comparison. Additionally, our research shows that the federal government’s mandated $2,500 limit on the maximum contribution for flexible spending accounts, which took effect at the beginning of this year, put approximately 10% of our prospective patients at risk for not moving forward with the procedure.

“We gained momentum in both appointment bookings and procedure volume as the first quarter progressed, although we ended the quarter without fully closing the gap compared with the first quarter of 2012. Our conversion metrics remained strong across the board due to our continued focus on core operations and we increased our average price per procedure to $1,717, up $34 year-over-year and up $19 from the prior quarter.”

The company continues to make progress on previously announced initiatives to improve its business both in the near- and long-term, which include:

•

Implementing cost control measures that lower the number of procedures to reach cash-flow breakeven from the laser vision correction business from 68,000 to 58,000 procedures. This initiative has been completed.

•

Taking actions to improve patient prospecting through its direct-to-consumer marketing model. During the first quarter of 2013, the company reorganized the marketing function under new leadership and took measures to optimize media buys and refresh advertising messaging. LCA-Vision also employed a novel promotion during the quarter that offered patients with insurance a $600 discount, regardless of the provider.

•	Establishing a Partner Network of independent optometrists for sharing of patients. The company added 55 optometrists to the Partner Network during the first quarter.

•

Opening lower-cost satellite LasikPlus® vision centers that perform pre-operative and post-operative exams in established LasikPlus® markets to capture incremental procedure volume cost effectively by providing added convenience for patients who live considerable distances from full-service LasikPlus® vision centers. The company added its fifth satellite vision center in April 2013.

•	Replacing our closed vision center in Seattle, WA with a full-service licensed vision center in Tacoma, WA in April 2013.

“As an update on our business expansion initiatives, we are operating our Visium Eye Institute® brand in nine markets. More work remains to complete all facets of this program, and we are particularly challenged in increasing patient flow. That said, we view the large market for cataract and lens surgery as an attractive one with the potential for significant future growth,” Celebrezze added.

Near-Term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2013; its plans and outlook for the year include:

•

The company does not plan to open any new full-service vision centers in the near term. The company intends to continue leveraging our marketing spending by adding satellite vision centers in additional established LasikPlus® markets.

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The company revised its expectations for annual capital expenditures to be between $3.1 million and $3.5 million, from its prior outlook of $1.2 million to $1.5 million. The increase is due to a purchase of leased lasers through an agreement with one of the company’s major vendors. This purchase did not require a cash outlay as it will be funded by the vendor under an installment agreement.

•	For the second quarter of 2013, the company expects marketing and advertising expenses to be between $5.7 million and $6.2 million.

The company estimates that the annual number of procedures companywide necessary to reach cash-flow breakeven from its LASIK business is approximately 58,000 after capital expenditures and vendor financing. This cash flow estimate does not include restructuring costs or start-up losses and capital expenditures for our cataract and premium IOL business. The company expects to continue to incur start-up losses and capital investment during the expansion phase for its cataract business.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). A webcast will be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 28928042.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract market; additional regulatory requirements, such as for Medicare, related to cataract; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing cataract business and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA is recruiting participants for two studies on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services, operates 55 LasikPlus® vision centers in the United States: 50 full-service LasikPlus® fixed-site laser vision correction centers and five pre- and post-operative LasikPlus® satellite centers.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-5629	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$32,976	$31,653
Short-term investments	—	2,804
Patient receivables, net of allowances of $920 and $1,019, respectively	3,184	2,810
Other accounts receivable, net	2,139	443
Prepaid expenses and other	4,272	3,318

Total current assets	42,571	41,028

Property and equipment, net	5,954	6,380
Patient receivables, net of allowances of $619 and $634, respectively	1,310	1,059
Other assets	225	501

Total assets	$50,060	$48,968

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$8,239	$8,046
Accrued liabilities and other	12,338	11,930

Total current liabilities	20,577	19,976

Other long-term liabilities	2,907	3,454
Long-term insurance reserves, less current portion	5,556	5,741

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,186,615 and 19,050,504 shares outstanding, respectively)	25	25
Contributed capital	179,889	179,543
Common stock in treasury, at cost (6,105,022 shares and 6,241,133 shares, respectively)	(110,332)	(111,395)
Accumulated deficit	(49,142)	(49,053)
Accumulated other comprehensive income	580	677

Total stockholders’ investment	21,020	19,797

Total liabilities and stockholders’ investment	$50,060	$48,968

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(Amounts in thousands except per share data)

	Three months ended March 31,
	2013	2012
Revenues	$28,304	$36,138

Operating costs and expenses
Medical professional and license fees	6,734	8,682
Direct costs of services	10,059	11,911
General and administrative expenses	3,149	3,706
Marketing and advertising	6,570	6,851
Depreciation	556	1,312
Restructuring charges	219	—

	27,287	32,462
Gain on sale of assets	6	78

Operating income	1,023	3,754

Net investment income and other	216	116

Income before taxes on income	1,239	3,870

Income tax expense	34	24

Net income	$1,205	$3,846

Earnings per common share
Basic	$0.06	$0.20
Diluted	$0.06	$0.20

Weighted average shares outstanding
Basic	19,093	18,895
Diluted	19,283	19,090

Other comprehensive (loss) income, net of tax:
Foreign currency translation	$(97)	$103
Unrealized investment loss	—	(13)

Total other comprehensive (loss) income, net of tax	$(97)	$90

Comprehensive income	$1,108	$3,936

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2013	2012
Cash flow from operating activities:
Net income	$1,205	$3,846
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	556	1,312
Provision for loss on doubtful accounts	87	243
Loss on sale of investments	—	8
Gain on sale of assets	(6)	(78)
Stock-based compensation	346	504
Insurance reserve	(212)	(93)
Changes in operating assets and liabilities:
Patient accounts receivable	(708)	(1,097)
Other accounts receivable	(1,699)	(975)
Prepaid expenses and other	(984)	449
Accounts payable	193	1,431
Deferred revenue, net of professional fees	(332)	(738)
Accrued liabilities and other	525	(319)

Net cash (used in) provided by operations	(1,029)	4,493

Cash flow from investing activities:
Purchases of property and equipment	(135)	(67)
Proceeds from sale of assets	11	127
Purchases of investment securities	—	(32,203)
Proceeds from sale of investment securities	2,804	32,929

Net cash provided by investing activities	2,680	786

Cash flow from financing activities:
Principal payments of loan	—	(731)
Shares repurchased for treasury stock	(231)	(357)
Proceeds from exercise of stock options	—	52

Net cash used in financing activities	(231)	(1,036)

Net effect of exchange rate changes on cash and cash equivalents	(97)	103

Increase in cash and cash equivalents	1,323	4,346

Cash and cash equivalents at beginning of period	31,653	18,568

Cash and cash equivalents at end of period	$32,976	$22,914

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income and loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2013	2012
Revenues
Reported U.S. GAAP	$28,304	$36,138
Adjustments
Amortization of prior deferred revenue	(369)	(821)

Adjusted revenues	$27,935	$35,317

Operating income
Reported U.S. GAAP	$1,023	$3,754
Adjustments
Amortization of prior deferred revenue	(369)	(821)
Amortization of prior professional fees	37	82

Adjusted operating income	$691	$3,015

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